Exhibit 5.2

Letterhead of Hackman Hulett & Cracraft, LLP

December 17, 2004

US Oncology, Inc.

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

Ladies and Gentlemen:

We have acted as special counsel in the State of Indiana (the “State”) to AOR Management Company of Indiana, Inc. and AOR Holding Company of Indiana, Inc., each a Delaware corporation (the “General Partners”), and each a direct or indirect wholly owned subsidiary of US Oncology, Inc., a Delaware corporation (“US Oncology”), doing business as AOR of Indiana Management Partnership, an Indiana general partnership (the “Indiana Subsidiary Guarantor”) in connection with the proposed issue by US Oncology of $300,000,000 aggregate principal amount of 9.0% Senior Notes due 2012 (the “Senior Exchange Notes”) and $275,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2014 (the “Senior Subordinated Exchange Notes,” and together with the Senior Exchange Notes, the “Exchange Notes”). The Senior Exchange Notes and the Senior Subordinated Exchange Notes will be issued in exchange for a $300,000,000 aggregate principal amount of US Oncology’s 9.0% Senior Notes due 2012 (the “Outstanding Senior Notes”) and $275,000,000 aggregate principal amount of 10.75% Senior Subordinated Notes due 2014 (the “Outstanding Senior Exchange Notes,” and together with the Senior Exchange Notes, the “Outstanding Notes”), respectively. The Senior Exchange Notes will be issued pursuant to an Indenture, dated as of August 20, 2004 (as amended, supplemented or modified through the date hereof, the “Senior Indenture”) among US Oncology, the subsidiary guarantors named therein, including the Indiana Subsidiary Guarantor, and LaSalle Bank National Association, as trustee. Payment of the Senior Exchange Notes is to be guaranteed by the Indiana Subsidiary Guarantor pursuant to Article X of the Senior Indenture. The Senior Subordinated Exchange Notes will be issued pursuant to an Indenture, dated as of August 20, 2004 (as amended, supplemented or modified through the date hereof, the “Senior Supplemental Indenture,” and together with the Senior Indenture, the “Indentures”) among US Oncology, the subsidiary guarantors named therein, including the Indiana Subsidiary Guarantor, and LaSalle Bank National Association, as trustee. Payment of the Senior Subordinated Exchange Notes is to be guaranteed by the Indiana Subsidiary Guarantor pursuant to Article X of the Senior Subordinated Indenture.

In connection with this opinion, we have examined originals, copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the

Partnership Agreement of the Indiana Subsidiary Guarantor, (ii) records of the proceedings of the General Partners with respect to the execution and delivery of the Guarantor Documents (as hereinafter defined), (iii) the First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, the subsidiary guarantors named therein, including the Indiana Subsidiary Guarantor, and LaSalle Bank National Association, as Trustee (the “First Supplemental Senior Indenture”), (iv) the First Supplemental Indenture, dated as of August 20, 2004, among US Oncology, the subsidiary guarantors named therein, including the Indiana Subsidiary Guarantor, and LaSalle Bank National Association, as Trustee (the “First Supplemental Senior Subordinated Indenture, together with the First Supplemental Senior Indenture, the “Supplemental Indentures”), and (v) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein. The Indentures and the Supplemental Indentures are hereinafter collectively referred to as the “Guarantor Documents.”

For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies; (iii) the genuineness of the signatures of persons signing all documents inconnection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Indiana Subsidiary Guarantor), and the due authorization, execution and deliver of all documents by the parties thereto (other than the Indiana Subsidiary Guarantor); and (iv) that all parties (including the General Partners) have the power, corporate or other, to enter into and perform all obligations thereunder, including execution and delivery of the Partnership Agreement and performance of the obligations of the Indiana Subsidiary Guarantor under the Guarantor Documents; and have also assumed the due authorization by all requisite action, corporate or other, to enter into and perform all obligations thereunder, and due execution and delivery by such other parties of such documents and, except as set forth in our opinions below, the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1                  The Indiana Subsidiary Guarantor is duly organized under the laws of the State as a general partnership, consisting of the General Partners, doing business as AOR of Indiana Management Partnership; and is an “organization” under the Uniform Commercial Code of the State, but is not a legal entity apart from its General Partners.

2.               The execution and delivery by the Indiana Subsidiary Guarantor, and the performance by it of its obligations under the Guarantor Documents have been duly authorized by all necessary corporate action on the part of the Indiana Subsidiary Guarantor.

Ropes & Gray LLP may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We consent to the filing of this opinion with the registration statement of US Oncology and its subsidiary guarantors with the United States Securities and Exchange Commission and the inclusion of our name under the caption “Legal Matters” in any prospectus included therein.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date hereof.

Very truly yours,

/s/ HACKMAN HULETT & CRACRAFT, LLP
Hackman Hulett & Cracraft, LLP